FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

OCT 22 1999

No. C26333-96

Dean Heller
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE AMENDING ARTICLES OF INCORPORATION

OF

SWEAT EQUITY INC.

The undersigned, being the Original Incorporator of SWEAT EQUITY INC., a Nevada Corporation, hereby certifies that this **CERTIFICATE AMENDING ARTICLES OF INCORPORATION** be filed.

The undersigned certifies that the original Articles of Incorporation of SWEAT EQUITY INC, were filed with the Secretary of State of Nevada on the 20th day of December, 1996. The undersigned further certifies that ARTICLE FIRST of the original Articles of Incorporation filed on the 20th day of December, 1996 as of the date of this certificate no stock has been issued, herein is amended to read as follows:

ARTICLE FIRST.

FIRST. The name shall be:

DEL MAR CAPITAL ONE, INC.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION

OF

SWEAT EQUITY INC.

CONTINUED

ARTICLE FOURTH

That the total number of authorized shares to be issued by the Corporation is 100 MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($0.001), no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

The undersigned hereby certify that he did on October 21, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

Original Incorporator

STATE OF NEVADA)
)SS:
COUNTY OF CARSON)

STATE OF NEVADA
Secretary of State

I hereby certify that this is a true and complete copy of the document as filed in this office.

OCT 2 5 '99

DEAN HELLER
Secretary of State

By ____________